As filed with the Securities Exchange Commission on February 7, 2025.

Registration No. 333-275568

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

American Electric Power Company, Inc.

(Exact name of registrant as specified in its charter)

New York	13-4922640

(State or other jurisdiction	(I.R.S. Employer

of incorporation or organization)	Identification No.)

1 Riverside Plaza

Columbus, Ohio 43215

(614) 716-1000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

DAVID C. HOUSE, Associate General Counsel

AMERICAN ELECTRIC POWER SERVICE CORPORATION

1 Riverside Plaza

Columbus, Ohio 43215

(614) 716-1630

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	[X]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[ ]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-275568) (the “Registration Statement”) is being filed to (i) reflect that the American Electric Power Company, Inc. (the “Company”) expects that it will no longer be a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, upon the filing by the Company of its Annual Report on Form 10-K with the Securities Exchange Commission on or about February 13, 2025 and (ii) include information that is required to be included in the Registration Statement by such form for a registrant who is no longer a well-known seasoned issuer. The Company may continue to offer and sell the securities registered hereunder in accordance with Rule 415 under the Securities Act of 1933.

PROSPECTUS

American Electric Power Company, Inc.

Dividend Reinvestment and Direct Stock Purchase Plan

10,000,000 shares of Common Stock

American Electric Power Company, Inc. offers participation in the Dividend Reinvestment and Direct Stock Purchase Plan (the Plan), which provides you with a convenient and economical way to purchase shares of our Common Stock, par value $6.50 per share (Common Stock), and to reinvest cash dividends.

If you are not already a shareholder, you may become a Participant in the Plan by making an initial cash investment of at least $250, or by authorizing a minimum of ten (10) automatic monthly withdrawals of at least $25.

Participants in the Plan may:

•	Automatically reinvest cash dividends on all or less than all shares registered in their names and continue to receive cash dividends on the remaining shares.
•	Receive cash dividends on all shares, including those held in the Plan.
•

Invest by making voluntary cash payments at any time for as little as $25 up to a total of $250,000 per calendar year, whether or not any dividends are being reinvested. Voluntary cash payments will be invested as often as practicable, but at least weekly.

•	Make automatic monthly investments by electronic funds transfer.
•	Deposit shares for safekeeping with Computershare Trust Company, N.A. (the Agent).
•	Transfer shares or make gifts of our Common Stock.

Shares of our Common Stock will be purchased under the Plan, at our option, from newly issued shares or on the open market.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 3 FOR MORE INFORMATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is February 7, 2025

No person has been authorized to give any information or to make any representation not contained in this Prospectus. This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

THE COMPANY

We are a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of our domestic electric utility subsidiaries and varying degrees of other subsidiaries. Substantially all of our operating revenues derive from the furnishing of electric service. We were incorporated under the laws of New York in 1906 and reorganized in 1925. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is (614) 716-1000.

ADVANTAGES OF THE PLAN

•

If you do not currently own any shares of our Common Stock, you may enroll in the Plan by making initial cash investment of at least $250, or by authorizing a minimum of 10 automatic withdrawals of at least $25.

•

You may reinvest all or a portion of your cash dividends in our Common Stock. The dividend reinvestment transaction fee is 5% of the amount reinvested, up to a maximum of $5.00 plus a per share fee of $0.05.

•	You may receive cash dividends electronically or by check on all or any shares of our Common Stock, including those held in the Plan.

•

You may purchase additional shares of our Common Stock as often as weekly by making voluntary cash payments up to a maximum of $250,000 per calendar year. Voluntary investments may be made by check or automated deduction from a predesignated checking, savings or money market account. The following fees are associated with voluntary investments: voluntary investments paid by check are $5.00 per transaction plus a per share fee of $0.05; voluntary investments paid by one-time direct debit are $5.00 per transaction plus a per share fee of $0.05; and voluntary investments paid by automated direct debit are $2.50 per transaction plus a per share fee of $0.05.

•	Employees may make initial purchases of our Common Stock without an initial investment fee. The minimum purchase for employees is $5.00.

•	Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to your account.

•

The Plan offers a share “safekeeping” service whereby you may deposit your Common Stock certificates with the Agent and have your ownership of our Common Stock maintained on the Agent’s records as part of your Plan account.

•

You may make transfers or gifts of our Common Stock at any time and at no charge to you. When you transfer or give shares to another person, an account will be opened for the recipient and the recipient will enjoy full plan benefits.

•

A statement will be mailed to you if you reinvest dividends listing year-to-date transactions in your account on an annual basis. Transaction advices are mailed after voluntary cash payments unless included in a quarterly statement.

COMPANY RISK FACTORS

Investing in our securities involves risk. Please see the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and all subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us.

DESCRIPTION OF THE PLAN

Purpose

The purpose of the Plan is to provide you with a convenient and economical way to purchase shares of our Common Stock and to reinvest all or a portion of your cash dividends in additional shares of our Common Stock. To the extent such shares of our Common Stock are purchased from us, we will receive additional funds needed for the repayment of debt, for additional equity investments in our subsidiaries and for other corporate purposes.

Administration

Computershare Trust Company, N.A., a federally chartered trust institution, as Agent, administers the Plan for you, keeps records, sends statements of account to you and performs other duties relating to the Plan. The Agent purchases shares of our Common Stock, either on the open market or directly from us, as agent for you and credits the shares to your individual accounts.

Eligibility

Any person or legal entity, residing in the United States, whether or not a shareholder of record of our Common Stock, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions, are eligible to participate if such participation would not violate laws applicable to the Company or the Participant.

Beneficial owners of our Common Stock are owners whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee). In order to participate in the Plan, such beneficial owners must become shareholders of record by having shares transferred into their own names. Beneficial owners may direct their broker/dealers to have some or all of their shares reregistered into their names. The broker/dealer should be instructed to move some or all of the shares electronically through the Direct Registration System from the broker/dealer account to a new book-entry account with the Agent. Please contact the broker/dealer for more information. Once the shares are moved from the broker/dealer account to a new book-entry account registered in the owner’s name with the Agent, the individual may then participate in the Plan.

Enrollment Procedures

Shareholders of Record

If you are a shareholder of record you may become a Participant in the Plan by enrolling through the Internet by going to the Plan Agent’s website, www.computershare.com/investor, and following the instructions provided, or by sending a completed Enrollment Form to the Agent.

Investors

After reading a copy of this Prospectus, investors may apply for enrollment in the Plan by completing all required sections of the Initial Enrollment Form and sending it to the Agent. The Initial Enrollment Form must be accompanied by either a Direct Debit Authorization Form authorizing at least $25 per month for a minimum of 10 months, or an initial cash payment in the form of a check made payable (in U.S. dollars) to Computershare. Investors may also apply for enrollment in the Plan through the Agent’s website, www.computershare.com/investor and following the instructions provided. The minimum amount for an initial cash investment is $250 and the amount cannot exceed $250,000 in a calendar year. Do not send cash, traveler’s checks, money orders, cashier’s or bank checks or third party checks. No interest will be paid on investment amounts held by the Agent pending the purchase of shares.

If the Plan account will be in more than one name, all potential Participants must sign the Initial Enrollment Form. The Agent reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and legal registrations.

Employees

Most full or part-time employees of any of our subsidiaries may apply for enrollment in the Plan by returning a completed Employee Enrollment Form which is available from the Investor Relations office at 1 Riverside Plaza, Columbus, Ohio 43215. No enrollment fees will be charged to employees. See also “Employee Participation.”

Enrollment Form

Three options are shown on the Enrollment Form. You must place an “X” in the appropriate box to indicate your investment intent. Options are (1) full reinvestment of dividends, (2) partial reinvestment of dividends (whereby the number of shares to receive cash dividends is indicated, and the dividends on all remaining shares are reinvested), and (3) voluntary cash payments only (no dividend reinvestment). Under each of these options, you may make voluntary cash payments at any time. You may change reinvestment levels from time to time by accessing your Plan account at the Agent’s website, www.computershare.com/investor or by submitting a revised Enrollment Form to the Agent.

Termination

Computershare may, for any reason and in its sole discretion, terminate any Participant’s participation in the Computershare Investment Program (“CIP”), effective immediately upon mailing via U.S. Post Office or courier service a notice of termination to the Participant at the Participant’s address of record as maintained in Computershare’s files. Upon issuing a notice of termination, Computershare will promptly refund any funds contributed by such Participant and held by Computershare pending purchase of shares.

In addition, if a Participant withdraws, transfers or sells all of the Participant’s whole shares, leaving only a fractional share in his or her account, Computershare may, in its discretion and without notice to the Participant, terminate the Participant’s participation in CIP and sell any fractional share as a batch order sale, subject to the fees set forth in the CIP Supplement. If the sales proceeds exceed applicable fees and tax withholdings, Computershare will mail a check in the amount of such excess to the Participant at the Participant’s address of record.

Reinvestment of Dividends

You may elect full reinvestment, partial reinvestment and partial cash, or full cash payment of all dividends by completing the Enrollment Form as described above. If you choose partial reinvestment, you need to designate on the Enrollment Form the number of whole shares to receive cash dividends. Dividends paid on all of the Participant’s other shares in the Plan will be reinvested.

Once you elect full reinvestment, cash dividends paid on all our Common Stock registered in your name and/or held in your Plan account will be reinvested in additional shares of our Common Stock on the dividend payment date (Dividend Payment Investment Date). If the Participant has specified partial reinvestment, that portion of such dividend payment not reinvested will be sent to you by check in the usual manner or directly deposited, if you have elected the direct deposit option (see “Direct Deposit of Dividends Not Reinvested” below).

Direct Deposit of Dividends Not Reinvested. Through the Plan’s direct deposit feature, you may elect to have any cash dividends not reinvested under the Plan paid by electronic funds transfer to your predesignated bank account. To receive such dividends by direct deposit, you must first complete and sign the Authorization for Electronic Direct Deposit Form and return the form to the Agent or access your Plan account at the Agent’s website, www.computershare.com/investor. This form is not part of the Enrollment Form and must be specifically requested from the Agent.

Forms will be processed and will become effective promptly. You may change the designated account for direct deposit or discontinue this feature by written instruction to the Agent or through www.computershare.com/investor. If you transfer shares or otherwise establish a new account, a new Authorization for Electronic Direct Deposit Form must be completed. You can close or change a bank account number by completing a new Direct Deposit Authorization Form or through www.computershare.com/investor.

Initial Investments and Voluntary Cash Payments

You may make investments by personal check, one-time online bank debit, or automatic deduction from a predesignated account. Voluntary cash payments must be a minimum of $25 and may not exceed $250,000 per calendar year. There is no obligation to make a voluntary cash payment at any time, and the amount of such payments may vary.

Investment Dates for Initial Investments and Voluntary Cash Payments

Initial investments and voluntary cash payments received by the Agent will be invested as soon as practicable. Computershare will wait up to three business days after receipt of a check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares for optional cash investments on the Voluntary Cash Investment Date (as defined herein). Such investments will be invested not later than five business days after receipt of good funds by the Agent (Voluntary Cash Investment Date). In order to be entitled to the next dividend to be paid, such investments must be processed by the Voluntary Cash Investment Date which is prior to the ex-dividend date (typical processing requires 1-2 business days). The ex-dividend date is currently one business day prior to, and including, the record date, which record date historically has been on or about the 10th of February, May, August and November.

No interest will be paid on amounts held by the Agent pending investment.

Upon your written or telephone request received by the Agent no later than two business days prior to the Voluntary Cash Investment Date, a cash payment not already invested under the Plan will be cancelled or returned to you, as appropriate. However, no refund of a check will be made until the funds have been actually received and collected by the Agent. Accordingly, such refunds may be delayed.

Methods of Payments

Check. Voluntary cash payments may be made by check payable in U.S. dollars to “Computershare.” Voluntary cash payments must be sent to the Agent together with the Transaction Form attached to each annual account statement or the transaction advice sent to Participants or with a letter indicating the account number. You should also indicate the Plan account number on your check. Do not send cash, traveler’s checks, money orders, cashier’s or bank checks or third party checks for voluntary cash payments. Additional Transaction Forms are available upon request from the Agent. For initial cash investments, see “Enrollment Procedures - Investors” above.

One-time Bank Debit. At any time, Participants may make voluntary cash payments by going to the Agent’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at U.S. bank or financial institution. One-time online voluntary cash payment funds will be held by the Plan Agent for three business days before they are invested. You should refer to the online confirmation for the account debit date and investment date.

Automatic Deduction from an Account. You may make automatic investments of a specified amount (up to $250,000 per calendar year) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, you may enroll through the Agent’s website, www.computershare.com/investor, or, complete and sign a Direct Debit Authorization Form and return it to the Agent together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on either the 1st or 15th of each month, or both (as chosen by you, or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days after receipt of good funds). Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Agent.

You may change or terminate automatic deductions through the Agent’s website, www.computershare.com/investor or by completing and submitting to the Agent a new Direct Debit Authorization Form. When you transfer shares or otherwise establish a new account, an Authorization Form must be completed unique to that account. If you close or change a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular Voluntary Cash Investment Date, however, the new Direct Debit Authorization Form must be received by the Agent at least six business days preceding the date the funds will be withdrawn.

In the event that your check for a cash contribution payment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be affected, the Agent will consider the request for investment of such funds null and void, and the Agent shall immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The Agent shall thereupon be entitled to sell shares to satisfy an uncollected amount plus a fee of $35.00. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Agent shall be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

Source and Price of Shares

If shares are purchased for the Plan on the open market, the Agent may, at its sole discretion, begin purchasing shares no earlier than three business days prior to any Investment Date and complete purchasing shares no later than 30 days for dividends and 35 days for voluntary investments, after such date except where beginning at an earlier date is permissible or where completion at a later date is necessary or advisable under applicable federal regulatory and securities laws. The Agent will use its best efforts to cause all funds received by it to be applied to the purchase of shares within the above discussed time period. If such shares are purchased directly from us, such purchase shall take place on the Investment Date.

For an open market purchase, the Agent may combine your purchase requests with other purchase requests received from other participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by the Agent’s broker. The Agent may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, the Agent’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments, or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by the Agent’s broker on that particular Investment Date.

The price of shares of our Common Stock purchased directly from us will be the average of the daily high and low sales prices of our Common Stock reported on the NASDAQ Stock Market LLC for the period of five trading days ending on the Investment Date.

If both open market purchases and purchases directly from us are made with respect to any Investment Date, the price of the shares purchased will be the weighted average of both such prices.

The amount of the investment divided by the price per share will determine the number of shares credited to your account.

Cost to Participants

The dividend reinvestment transaction fee is 5% of the amount reinvested, up to a maximum of $5.00 plus a per share fee of $0.05. The following fees are associated with voluntary investments: voluntary investments paid by check are $5.00 per transaction plus a per share fee of $0.05; voluntary investments paid by one-time direct debit are $5.00 per transaction plus a per share fee of $0.05 and voluntary investments paid by automated direct debit are $2.50 per transaction plus a per share fee of $0.05.

You pay a transaction fee and per share fees on shares that are sold through the Plan at your request. See “Sale of Shares” below for more details. All per share fees include any brokerage commissions the Agent is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

ACCOUNT MANAGEMENT

Once a Plan account is established, you have several other options available to manage the account, including transfers, sales and certificate issuance. These options are detailed below.

Gift/Transfer of Shares

If you wish to transfer the ownership of all or part of your shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, you may effect such transfer by going to the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide. Transfers of less than all of your shares must be made in whole share amounts. Gift/Transfer Forms and Stock Power Forms are available on the Agent’s website, www.computershare.com/investor and upon request from the Agent.

Shares so transferred will continue to be held by the Agent under the Plan. An account will be opened in the name of the recipient, if he or she is not already a Participant, and such recipient will have their dividends paid in cash unless specially instructed to be enrolled in the Plan. If the recipient is not already a registered shareholder or a Participant, the account will not be enrolled under the full reinvestment option unless the donor specifies differently. The recipient may change the reinvestment election after the gift has been made as described under “Reinvestment of Dividends” above.

If notice of transfer involving all shares is received near a record date for an account whose dividends are to be reinvested, the Agent, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Agent will process the transfer as soon as practicable, but in no event later than five business days after the investment is complete.

The recipient will receive a statement showing the deposit of shares.

Sale of Shares

You can sell some or all of the shares held in your Plan account at any time by contacting the Agent. You have the following choices when making a sale, depending on how you submit your sale request:

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Market Order: A market order is a request to sell shares promptly at the then current market price. You may request a market order sale online at www.computershare.com/investor or by calling the Agent directly at 1-800-328-6955. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Agent’s broker, less a transaction fee of $25 and a per share fee of $0.12. The Agent will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Agent directly at 1-800-328-6955. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.

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Batch Order: A batch order is an accumulation of all sale requests by any security holder for a security submitted together as an aggregated request, Sale requests will be processed no later than five business days after the date on which the order is received by the Agent, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). All sale requests received in writing will be submitted as batch order sales. Sales proceeds will equal the weighted average sale price obtained by the Agent’s broker for all shares sold in such batch on the applicable trade date or dates, less a transaction fee of $25 and a per share fee of $0.12. Once received by the Agent, batch order sale instructions are final and cannot be stopped or cancelled.

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Day Limit Order: A day limit order is an order to sell shares when and if the stock reaches a specific price on a specific day. The order is automatically cancelled if the price is not met by the end of that trading day (or, for orders placed outside of market hours, the next trading day). Depending on the number of shares being sold and current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange; by the Agent at its sole discretion; or, if the Agent’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Agent directly at 1-800-328-6955. There is a transaction fee of $25.00 and a per share fee of $0.12 for a day limit order sale.

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Good-Til-Cancelled (“GTC”) limit order: A GTC limit order is an order to sell shares when and if the stock reaches a specific price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares trade on more than one day, a separate fee will be charged for each day. The order (or any unexecuted portion thereof) is automatically cancelled if the price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange; by the Agent at its sole discretion; or, if the Agent’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Agent directly at 800-328-6955. There is a transaction fee of $25.00 and a per share fee of $0.12 for a GTC limit order sale.

All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the Agent is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. All sale instructions are final when the Agent receives them. Your sale instructions cannot be stopped or canceled. Fees are deducted from the proceeds derived from the sale. The Agent may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Agent to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

You may also customize your payment preference for many different currencies through the Agent’s International Currency Exchange services. Just provide the Agent with your payment preference via the Internet and let the Agent know where you want your money deposited. No matter where you’re located you can take advantage of the flexibility. To register for Global Payments, go to www.computershare.com/investor, click on “Investor Center” and follow the log-in instructions.

A request to sell all shares held in your account will be treated as a withdrawal from the Plan. See “Closing a Plan Account” below.

Certificates for Shares

Shares purchased and held under the Plan will be held in safekeeping by the Agent in your name. The number of shares (including fractional shares) upon which dividends are reinvested and held for each Participant will be shown on each statement of account. You may obtain a new certificate for all or some of the whole shares of our Common Stock held in your Plan account by completing the transaction form attached to your statement or upon telephone or written request to the Agent. You may also request a certificate through the Agent’s website, www.computershare.com/investor. Any remaining whole or fractional shares will continue to be held by the Agent. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment on those shares (see “Reinvestment of Dividends” above). When issued, certificates for shares will be registered in the name in which the Plan account is maintained.

Except as described in “Gift/Transfer of Shares” above, shares of our Common Stock held by the Agent for your Plan account may not be pledged or assigned. If you wish to pledge or assign any such shares, you must request that a certificate for such shares be issued in your name.

Share Safekeeping

At the time of enrollment in the Plan, or at any later time, you may use the Plan’s share safekeeping service to deposit any Common Stock certificates in your possession with the Agent. Shares deposited will be credited to your account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. If a certificate issuance is later requested, a new, differently numbered certificate will be issued.

By using the Plan’s share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of our Common Stock certificates. Also, because shares deposited with the Agent are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner (see “Closing a Plan Account” below and “Sale of Shares” and “Gift/Transfer of Shares” above). There is no charge for this custodial service.

If you wish to deposit your Common Stock certificates with the Agent, you must mail your request and your certificates to the Agent. The certificates should not be endorsed.

Certificates mailed to the Agent should be insured for possible mail loss for 3% of the market value (minimum of $20.00); this represents your replacement cost if the certificates are lost in transit to the Agent.

Protect Your Shares From Escheatment

STAY ACTIVE! Keeping your account active helps to prevent your assets from being turned over to state governments as abandoned property. Normal activities such as cashing a check, updating your address or voting your proxy will keep your account active. Accessing your account online, using our automated phone system, or speaking to a customer service representative may also keep your account active for purposes of state abandoned property laws. This is particularly important for shares held in Dividend Reinvestment. Merely investing your dividends in additional shares won’t protect you from a notice of unclaimed funds in some states that have become aggressive in seeking unclaimed funds. Even if you haven’t moved and your statements are delivered annually, according to some states, your account could be deemed abandoned if you have not accessed your account or contacted Computershare within three years. Taking actions as described above will ensure that your shares won’t be subject to the abandoned property test in these states.

Closing a Plan Account

You may close an account in the Plan at any time by accessing your account through the Internet at the Agent’s website, www.computershare.com/investor, completing the information on the transaction form attached to the Plan statement or transaction advice or by giving telephone or written instructions to the Agent. Upon withdrawal from the Plan, the whole shares held in the Plan will be moved to a Direct Registration System (“DRS”) book-entry account with the Agent. You may also request that a stock certificate be issued to you (see “Certificates for Shares” above). If you close a Plan account, you will receive a check for the cash value of any fractional share. The value of that fractional check will be based on the then current price of our stock, less any transaction and per share fees. Alternatively, you may specify in the withdrawal notice that all or a portion of whole shares be sold. The Agent will make the sale as soon as practicable after receipt of the withdrawal notice, and you will receive a check for the proceeds, less any transaction and per share fees. If notice of withdrawal is received near a record date for an account whose dividends are to be reinvested, the Agent, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Agent will process the termination as soon as practicable, but in no event later than five business days after the investment is complete. No voluntary cash payments may be made after participation in the Plan has been terminated. In order to initiate participation, you must re-enroll.

If you dispose of all certificated shares of our Common Stock, the dividends on the shares credited to the your Plan account will continue to be distributed as elected on the Enrollment Form until the Agent is notified that you wish to withdraw from the Plan.

Reports to Participants

After each account activity you will receive a transaction advice showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred or withdrawn and total shares accumulated. The advice will indicate the shares held by the Agent for you and other shares registered in your name upon which dividends are reinvested. Dividend Reinvestment statements will be sent via postal mail on an annual basis and will also reflect the cost basis of any shares acquired after January 1, 2011 and should be retained for income tax purposes. Quarterly statements are available online for viewing by enrolling in electronic delivery. To do so, register to access your account online via Investor Center at the Agent’s www.computershare.com/investor. You may also contact the Agent at any time to request that a statement be mailed to you. You are responsible for retaining these statements in order to establish the cost basis of shares purchased under the Plan for tax purposes. Duplicate statements for open accounts will be available from the Agent. However, charges may be assessed for statements for closed accounts. You may also view year-to-date transaction activity in your Plan account for the current year, as well as activity in prior years, by accessing your Plan account through Investor Center.

You will be sent the same communications sent to all other registered holders of shares of our Common Stock, including copies or access to the Company’s annual report to shareholders, a notice of the annual meeting and accompanying proxy statement. In addition, you will receive an Internal Revenue Service (IRS) information return for reporting dividend income received and/or shares sold, if so required.

All notices, statements and reports from the Agent to a Participant will be addressed to you at the latest address of record with the Agent. Therefore, you must promptly notify the Agent of any change of address. Failure to do so may result in escheatment of the account to the state of your last known address in accordance with applicable state laws.

Changing Your Address

Abandoned property laws in the United States require all shareowners to keep their account information current to avoid shares and/or funds from being taken over as a result of an account being deemed abandoned or lost. All companies in the U.S. are required to follow these abandoned property regulations, depending on their state of incorporation. Abandoned property includes assets such as stocks, bonds, bank accounts, tax refunds, uncashed checks, etc. To prevent property from being turned over to the state, cash your checks promptly, keep your address current and vote your proxy (voting materials sent each spring). Even if you haven’t moved and your statements are delivered annually, according to some states, your account could be deemed abandoned if you have not accessed your account or contacted Computershare within three years. It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, you can do so on the Agent’s website at www.computershare.com/investor, by phone or in writing.

FEDERAL INCOME TAX INFORMATION

We believe the following is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, you are advised to consult your tax advisor with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

Taxable Income and Tax Basis

Reinvested Dividends. In the case of reinvested dividends, when the Agent acquires shares for your account directly from us, you must include in gross income a dividend equal to the number of shares purchased with your reinvested dividends multiplied by the fair market value of our Common Stock on the relevant dividend payment date. The fair market value is based on 100% of the average of the high and low market prices on the dividend payment date. Your tax basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

Alternatively, when the Agent purchases our Common Stock for your account on the open market with reinvested dividends, you must include in gross income an amount equal to the cash dividends reinvested. Your tax basis in Plan shares will be equal to the purchase price.

Voluntary Cash Payments. In the case of shares purchased on the open market with voluntary cash payments, shareholders will be in receipt of a dividend to be included in gross income. Your tax basis in the shares acquired with voluntary cash payments will be the cost of the shares to the Agent.

The above rules are based on an IRS ruling we obtained with respect to the Plan. These rules may not be applicable to certain Participants in the Plan, such as tax-exempt entities (e.g., pension funds) and foreign shareholders. You should consult your tax advisor concerning the tax consequences applicable to your situation.

Gain/Loss Recognition. You will not realize any taxable income when a certificate is received for whole shares credited to the account, either upon request for such certificates or upon withdrawal from or termination of the Plan, or when shares are moved to a DRS book-entry only account with the Agent. However, a gain or loss will be recognized by you when whole shares acquired under the Plan are sold or exchanged - either by the Agent at your request, by your own action in the case of shares withdrawn from the Plan, or upon termination of the Plan. You also will recognize gain or loss when receiving a cash payment for a fractional share credited to your account. The amount of the gain or loss will be the difference between the amount of cash received for the shares or fractional shares and the tax basis of those shares.

Information Returns

You will receive a Form 1099-DIV at the end of each year, or shortly thereafter, which provides the amount of dividend income that is reportable to the IRS, and an adjustment to reflect the difference between fair market value price and purchase price with respect to shares purchased from us with reinvested dividends.

A Form 1099-B will be provided if you sold shares through the Plan.

A copy of each information return is also furnished to the IRS.

Withholding Provisions

Federal law requires the Agent to withhold an amount at the current applicable rates from the amount of dividends and the proceeds of any sale of shares if: (i) you fail to furnish a properly completed Form W-9 or its equivalent, or (ii) the IRS notifies us that you are subject to backup withholding. The withheld amounts will be deducted from the amount of dividends and the remaining amount will be reinvested. The withheld amounts also will be deducted from the proceeds of any sale of shares and the remaining amount will be sent to you.

In the case of those foreign shareholders whose dividends are subject to United States income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends and the remaining amount of dividends will be reinvested. In the case of those foreign shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares.

EMPLOYEE PARTICIPATION

Rights of Employees Under the Plan. Our employees have the same rights under the Plan, and are governed by the same terms and limitations, as our shareholders, except that employees (i) may enroll in the Plan to purchase shares with voluntary cash payments without paying an enrollment fee and (ii) may arrange with their employers to make such voluntary cash payments through regular payroll deductions. Voluntary cash payments by employees, including payroll deductions, have a minimum investment of $5.00 and may not exceed $250,000 per calendar year.

Enrollment. An employee may enroll in the Plan at any time to purchase shares of our Common Stock with voluntary cash payments by completing an Employee Enrollment Form and returning it to the Investor Relations Department. Employee Enrollment Forms and withholding authorization forms must be obtained from the investor relations department in order to have the enrollment fee waived, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215.

Employees who, as record holders of our Common Stock, are already participating in the Plan do not need to complete an Employee Enrollment Form; however, they must complete a withholding authorization form if they wish to make voluntary cash payments through payroll deductions. Any employee who is or becomes a holder of record of our Common Stock may obtain from the Agent and execute a shareholder Enrollment Form in order to provide for the reinvestment of cash dividends on those shares.

Payroll Deductions. An employee may authorize the deduction of a specified whole dollar amount from each month’s pay. The minimum monthly deduction is $5. Once authorized, payroll deductions will continue until changed or terminated by the employee.

An employee may change the amount of a payroll deduction or terminate payroll deductions by giving written notice to the employer’s Investor Relations. Employees should allow at least 15 days’ processing time prior to the end of the pay period in which the deduction is made for any change or termination to become effective. Employees may terminate payroll deductions without withdrawing from the Plan and continue to invest by making voluntary cash payments directly to the Agent.

Withdrawal From the Plan. In order to withdraw from the Plan, Employee-Participants must notify the Agent by telephone, in writing or through the Agent’s website, www.computershare.com/investor of their intent to withdraw, and employees making voluntary cash payments through payroll deductions must also notify their employer of such intent to withdraw.

If an Employee-Participant ceases to be employed by an American Electric Power System company, the Agent will continue dividend distribution as elected for the account on the shares credited to the Participant’s Plan account until the Participant withdraws from the Plan. Participation in the Plan may continue as long as there are shares credited to the Participant’s Plan account or registered in the Participant’s name.

DESCRIPTION OF COMMON STOCK

The Company’s capital stock currently consists of 600,000,000 shares of common stock, par value $6.50 per share. 533,210,532 shares of our common stock were issued and outstanding as of February 3, 2025. Our Common Stock is listed on the NASDAQ Stock Market LLC under the symbol: AEP. Computershare is the transfer agent and registrar for our Common Stock.

Dividend Rights. The holders of our Common Stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends. Our income derives from our common stock equity in the earnings of our subsidiaries. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Stock Split, Stock Dividend or Rights Offering. Any stock dividends or split shares of our Common Stock distributed by us on shares held by the Agent for your Plan account or held by you in the form of stock certificates will be added to your account.

In the event of a rights offering, you will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in your name and the total number of whole shares held in your Plan account.

Rights upon Liquidation. If we are liquidated, holders of our Common Stock will be entitled to receive pro rata all assets available for distribution to our shareholders after payment of our liabilities, including liquidation expenses.

Preemptive Rights. The holders of our Common Stock do not have the right to subscribe for or purchase any part of any new or additional issue of our Common Stock.

Voting of Plan Shares. The holders of our Common Stock are entitled to one vote for each share of common stock held. The holders of our Common Stock are not entitled to cumulate their votes when voting for the election of directors. For each meeting of shareholders, you will receive the same communications sent to all other registered holders of shares of our Common Stock and will be able to vote in the same manner as such holders. Fractions of shares will not be voted.

Restrictions on Dealing with Existing Shareholders. We are subject to Section 513 of New York’s Business Corporation Law, which provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price that is higher than the market price unless the transaction is approved by both the corporation’s board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders, unless the certificate of incorporation requires a greater percentage or the corporation offers to purchase shares from all the holders on the same terms. Our certificate of incorporation does not currently provide for a higher percentage.

OTHER INFORMATION

Limitation of Liability. Neither we nor the Agent (nor any of their respective agents, representatives, employees, officers, directors or subcontractors) will be liable in administering the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate your account upon your death, or with respect to the prices or times at which shares are purchased or sold for you. In no event shall we nor the Agent or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase. The foregoing does not represent a waiver of any rights you may have under applicable securities laws. Neither we nor the Agent can assure a profit or protect against a loss on shares purchased under the Plan.

Change or Termination of Plan. We reserve the right to modify the Plan (consistent with any applicable shareholder resolutions and subject to any requisite authorization or approval by regulatory agencies having jurisdiction), or to suspend or terminate the Plan, at any time. You will be sent notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. We also reserve the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to us.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of shares of our Common Stock that ultimately may be sold pursuant to the Plan, or the prices at which such shares will be sold. However, we propose to use the net proceeds from the sale of shares of our Common Stock by us pursuant to the Plan, when and as received, to pay at maturity unsecured debt outstanding at the time, to make, subject to the receipt of any necessary authorizations from regulatory agencies, additional investments in our Common Stock equities of our subsidiaries, and for other corporate purposes.

VALIDITY OF COMMON STOCK

David C. House, Associate General Counsel of American Electric Power Service Corporation, our service company affiliate, will issue an opinion about the legality of the shares of our Common Stock offered under the Plan.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article 7, Sections 721-725 of the New York Business Corporation Law and the Company’s By-Laws provide for indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the 1933 Act). In addition, the Company has purchased insurance, as permitted by Section 726 of the same New York statute, on behalf of directors, officers, employees or agents, which may cover liabilities under the 1933 Act.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”). We also file annual, quarterly and special reports and other information with the SEC. You may examine our SEC filings through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934. We are not incorporating any information in a Current Report on Form 8-K that has been furnished (and not filed) with the SEC, unless such information is expressly incorporated by a reference in a furnished Current Report on Form 8-K or other furnished document.

•	Annual Report on Form 10-K for the year ended December 31, 2023;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024; and
•

Current Reports on Form 8-K filed March 28, 2024, April  25, 2024, April  26, 2024, May  6, 2024, June  20, 2024, June  26, 2024 (Item 5.02 only), July 22, 2024, August  28, 2024 (Item 5.02 only), October 31, 2024 (Item 5.02 only), January 7, 2025 (Item 5.02 only), January 10, 2025 (Item 1.01 only), and January 17, 2025.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Financial Reporting

American Electric Power Service Corporation

1 Riverside Plaza

Columbus, Ohio 43215

614-716-1000

You should rely only on the information incorporated by reference or provided in this prospectus.

FOR ASSISTANCE CONCERNING THE PLAN

Correspondence concerning the Plan:

Computershare Trust Company, N.A.

AEP Dividend Reinvestment Plan

P. O. Box 43078

Providence, RI 02940-3078

Voluntary cash investments of checks should be mailed to the address listed on your Plan Statement:

Be sure to reference American Electric Power Co., Inc. and your account number if applicable, in all correspondence.

Telephone:

Computershare Trust Company, N.A.: 1-800-328-6955. An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 6:00 p.m. Eastern time each business day.

Non-shareholder requests for information about the Plan: 1-800-328-6955 24 hours a day, 7 days a week.

TDD: 1-800-368-0328 Telecommunications Device for the hearing impaired.

Foreign Language Translation Service for more than **140** foreign languages is available.

Internet: Messages forwarded on the Internet will be responded to promptly.

Computershare Trust Company, N.A. is “http://www.computershare.com/investor”. The Company’s Internet address is “www.aep.com”.

If you wish to contact the Company directly, you may write to:

American Electric Power Company, Inc.

Investor Relations Department

1 Riverside Plaza

Columbus, Ohio 43215

The telephone number is 1-800-AEPCOMP (1-800-237-2667)

THIS PROSPECTUS SHOULD BE RETAINED FOR FUTURE REFERENCE.

SUMMARY OF TRANSACTION FEES
Initial Investment if cash payment	Minimum $250.00

Initial Investment if automatic deduction from bank account	$25.00/month for 10 months

Voluntary cash payment*:	Minimum $25.00

Voluntary cash - paid by check	$5.00

Voluntary cash - paid by one-time direct debit	$5.00

Voluntary cash - paid by automated direct debit	$2.50

Gift/Transfer of shares from existing stock account fee	$0

Purchase fee, per share	$0.05

Dividend reinvestment fee	5%, max $5.00

Dividend reinvestment fee, per share	$0.05

Sales of shares in market order fee	$25.00 plus 12 cents per share

Sale of shares in batch order fee	$25.00 plus 12 cents per share

Sale of shares in limit order fee	$25.00 plus 12 cents per share

Sale of shares in good-til-cancel fee	$25.00 plus 12 cents per share

*Employees should refer to section on “Employee Participation”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission Filing Fees	$150,000
Printing Registration Statement, Prospectus, etc	15,000
Independent Registered Public Accounting Firm	11,000
Legal fees	10,000
Miscellaneous expenses	25,000

Total	$211,000

* Estimated, except for filing fees.

Item 15.	Indemnification of Directors and Officers.

The New York Business Corporation Law (“BCL”), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the BCL provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

Section 723 of the BCL provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

Section 402(b) of the BCL provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating, with certain exceptions, the personal liability of directors to a corporation or its shareholders for damages for any breach of duty in such capacity. The certificate of incorporation of the registrant contains provisions eliminating the personal liability of directors to the extent permitted by New York law. The bylaws of the registrant provide for the indemnification of directors and officers of the registrant to the full extent permitted by law.

The above is a general summary of certain provisions of the registrant’s bylaws and the BCL and is subject in all respects to the specific and detailed provisions of the registrant’s bylaws and the BCL.

The registrant maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Item 16.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Certain of the following exhibits, designated with an asterisk (*), have heretofore been previously filed.

Exhibit Number	Description

*3.1	Composite of the Restated Certificate of Incorporation of AEP (incorporated by reference to Exhibit 3.1 to AEP’s Current Report on Form 8-K filed on April 28, 2022)

*3.2	Composite By-laws of AEP (incorporated by reference to Exhibit 3.1 to AEP’s Current Report on Form 8-K filed on April 28, 2023)

5	Opinion of David C. House, Esq., Associate General Counsel of American Electric Power Service Corporation, a wholly owned subsidiary of AEP, as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of David C. House, Esq., Associate General Counsel of American Electric Power Service Corporation, a wholly owned subsidiary of AEP (included in Exhibit 5)

24	Power of Attorney and Resolutions of AEP

*107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 7th of February, 2025.

AMERICAN ELECTRIC POWER COMPANY, INC.

William J. Fehrman*
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

(i) Principal Executive Officer:

William J. Fehrman*	Chief Executive Officer	February 7, 2025

(ii) Principal Financial Officer:

/s/ Trevor I. Mihalik Trevor I. Mihalik	Executive Vice President and Chief Financial Officer	February 7, 2025

(iii) Principal Accounting Officer:

/s/ Kate Sturgess Kate Sturgess	Senior Vice President, Controller and Chief Accounting Officer	February 7, 2025

(iv) A Majority of the Directors:

William J. Fehrman*

Benjamin G.S. Fowke*

Art A. Garcia*

Hunter C. Gary*

Donna A. James*

Sandra Beach Lin*

Henry P. Linginfelter*

Margaret M. McCarthy*

Daryl Roberts*

Daniel G. Stoddard*

Sara Martinez Tucker*

Lewis Von Thaer*

* By Matthew D. Fransen (Matthew D. Fransen, Attorney-in-Fact)		February 7, 2025